Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28997, No. 333-101744, No. 333-156202, No. 333-168427, and No. 333-198404) on Form S-8 of Benchmark Electronics, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Benchmark Electronics, Inc.

 (Signed) KPMG LLP

Houston, Texas
February 27, 2015